FIRST AMENDMENT TO RIGHTS AGREEMENT

         This First Amendment to Rights Agreement (the "Amendment"), dated as of May 13, 1999, is entered into by and between Applebee's International, Inc., a Delaware corporation (the "Company") and The Chase Manhatten Bank (formerly known as Chemical Bank) as successor Rights Agent (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of September 7, 1994 (the "Rights Agreement");

         WHEREAS, the Rights Agreement contains terms restricting the ability of the Company's Board of Directors to amend the Rights Agreement or redeem the Rights issued thereunder under certain circumstances;

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to remove such terms as set forth herein and the Rights Agent has agreed to the Amendment of the Rights Agreement as set forth herein;

         WHEREAS, pursuant to Section 26 of the Rights Agreement, the Rights Agreement may be amended as set forth herein without the approval of the holders of the Rights;

         WHEREAS, unless otherwise defined in this Amendment, capitalized terms used herein shall have the meanings given to them in the Rights Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the Company and the Rights Agent agree as follows:

1.       Amendment of Rights Agreement.  Effective as of the date hereof,

         (a) Section 1 is amended so that the last sentence of the definition of "Acquiring Person" shall read as follows:

                           "For purposes of this definition, the determination whether any Person acted in `good faith' shall be conclusively determined by the Board of Directors of the Company."

         (b) Section 3(d) is amended by deleting the phrase "Chemical Bank" and substituting the following phrase therefor "The Chase Manhatten Bank (formerly known as Chemical Bank)."

         (c) The  proviso  at the end of  Section  24(a) is  deleted  such  that
Section 24(a) shall read in its entirety as follows:


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                           SECTION 24. Redemption and Termination. (a) The Board
                           of Directors of the Company may, at its option, at any time prior to the earlier of (i) such time as a Person becomes an Acquiring Person and (ii) the Expiration Date, order the redemption of all, but not fewer than all, the then outstanding Rights at the Redemption Price (the date of such redemption being the "Redemption Date"), and the Company, at its option, may pay the Redemption Price either in cash or Common Shares or other securities of the Company deemed by the Board of Directors of the Company, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price, subject to any limitations contained herein on the right to redeem outstanding Rights (including the occurrence of any event or the expiration of any period after which the Rights may no longer be redeemed).

         (d) Section 25 is amended by deleting the phrase "Chemical Bank" and substituting the following phrase therefor "The Chase Manhatten Bank."

         (e) Section 26 is amended as follows:

              (i) The second to last sentence of Section 26 is deleted.

             (ii) The last sentence of Section 26 is deleted and replaced with the following:

                                     "Notwithstanding  anything to the  contrary
                                    contained  in  this  Rights  Agreement,   no
                                    supplement   or  amendment  to  this  Rights
                                    Agreement shall be made which (a) reduces the Redemption Price (except as required by Section 12(a)) or (b) provides for an earlier Expiration Date."

2. Rights Agreement in Full Force and Effect. Except as amended hereby, the Rights Agreement shall remain in full force and effect.

3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                     APPLEBEE'S INTERNATIONAL, INC.

                     By:  /s/ Lloyd L. Hill
                        -------------------
                     Title: President/CEO


                     THE CHASE MANHATTEN BANK (formerly known as CHEMICAL BANK), as successor Rights Agent

                     By: /s/ Eric R. Leason
                         ------------------
                     Title: Vice President


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